EXHIBIT 99.2

                             JOINT FILING AGREEMENT


     Pursuant to Rule 13d-1(k)(1) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, each of the parties hereto agrees that the statement on Schedule 13G (including all amendments thereto) with respect to the beneficial ownership of Common Stock of Mission West Properties, Inc. to which this agreement is attached as an exhibit, is filed by and on behalf of each such person and that any amendments thereto will be filed on behalf of each such person.

February 12, 2007


/s/ Carl E. Berg                        /s/ Clyde J. Berg
-------------------------------------   -------------------------------------
Carl E. Berg, as an individual, as an   Clyde J. Berg
officer of Berg & Berg Enterprises,     Signing for himself as an individual,
Inc. and West Coast Venture Capital,    and as sole trustee of 1981 Kara Ann
Inc., and as manager of Berg & Berg     Berg Trust
Enterprises, LLC